Exhibit (a)(1)(v)

LETTER TO CLIENTS FOR TENDER OF PURETECH HEALTH PLC ADSs

PureTech Health plc

Proposed Capital Return of U.S. $100 million to Shareholders by Way of a Tender Offer for Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) at 250 Pence per Ordinary Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE WITH RESPECT TO THE PURETECH ADSs AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 18, 2024, UNLESS THE OFFER IS EXTENDED (THE “ADS CLOSING DATE”).

NO GUARANTEED DELIVERY

The Information Agent for the Tender Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Call U.S. Toll-Free: +1 (866) 529-2770

Call International: +1 (781) 896-6940

May 20, 2024

To Our Clients:

Enclosed for your consideration is the Circular, dated May 20, 2024 (the “Circular”) in connection with the tender offer for up to a maximum of U.S. $100 million in value of the outstanding ordinary shares, par value £0.01 per share (the “Ordinary Shares”), including Ordinary Shares represented by American Depositary Shares (“PureTech ADSs”), each representing ten (10) Ordinary Shares, of PureTech Health plc, a public limited company incorporated under the laws of England and Wales (“PureTech”), by Jefferies International plc (“Jefferies”) acting as principal, at a price, net to the seller in cash, less any applicable withholding taxes, applicable fees, and without interest, of 250 pence per Ordinary Share (equivalent to £25.00 per ADS), upon the terms and subject to the conditions set forth in the Circular (the “Offer”).

We hold ADSs for your account. A tender of such ADSs can be made only by us pursuant to your instructions. Accordingly, we request instruction as to whether you wish us to tender on your behalf any or all ADSs held in your account pursuant to the terms and subject to the conditions of the Offer. A form of Instruction with respect to the Offer is enclosed.

Please note the following:

1.

The deadline for validly tendering PureTech ADSs through DTC is 5:00 pm, New York City time (the “ADS Expiration Time”), on June 18, 2024 (as such time and date may be extended or earlier terminated, the “ADS Closing Date”), unless the Offer is extended or earlier terminated. If you wish to tender your PureTech ADSs in the Offer, please instruct us sufficiently in advance of the ADS Closing Date.

2.	The Company has appointed Citibank, N.A. as ADS Tender Agent and Georgeson LLC as Information Agent.

Any questions you may have with respect to the manner in which PureTech ADSs may be tendered in the Offer should be directed to the Information Agent at +1 (866) 529-2770 (U.S. Toll-Free) or +1 (781) 896-6940 (International).

3.

In no event will Jefferies purchase more than U.S. $100 million in value of the Ordinary Shares (including Ordinary Shares represented by PureTech ADSs), in the Offer. If more than U.S. $100 million in value of the Ordinary Shares (including Ordinary Shares represented by PureTech ADSs) are tendered and not properly withdrawn in the Offer, acceptances of validly tendered Ordinary Shares, including Ordinary Shares represented by PureTech ADSs, will be prorated based on the total number of Ordinary Shares (including Ordinary Shares represented by PureTech ADSs) tendered to determine the extent to which individual tenders are accepted. Accordingly, where proration applies, there is no guarantee that all of the Ordinary Shares, including Ordinary Shares represented by PureTech ADSs, which are tendered will be accepted for purchase. In the event acceptances of validly tendered Ordinary Shares, including Ordinary Shares represented by PureTech ADSs, will be prorated, promptly following the expiration date of the Offer, the Company shall notify the ADS Tender

Agent of the proration factor (the “Proration Factor”) to be applied to the amount of PureTech ADSs tendered and not properly withdrawn by each tendering holder of PureTech ADSs as of the ADS Expiration Time on the ADS Closing Date and the ADS Tender Agent shall apply the Proration Factor by multiplying the number of PureTech ADSs tendered and not properly withdrawn by each tendering holder of PureTech ADSs by the Proration Factor (the “Prorated Tender Amount”). To the extent that any tendering holders’ Prorated Tender Amounts result in fractional PureTech ADSs, the ADS Tender Agent will, as promptly as practicable, aggregate and sell such holders’ fractional PureTech ADSs in one or more transactions on the NASDAQ Global Market. The proceeds resulting from such sale (net of applicable fees, taxes or other expenses incurred in such sale) will be distributed on a pro-rata basis to those holders who would have otherwise been entitled to such fractional PureTech ADSs. In the event a tendering holder’s ADSs are not accepted for purchase for any reason or a tender is withdrawn, such holder’s PureTech ADSs shall be returned to such holder in accordance with the terms of the Circular.

4.

On the terms and subject to the conditions of the Offer, Jefferies will pay a purchase price of 250 pence per Ordinary Share (equivalent to £25.00 per ADS) properly tendered and accepted for purchase. You are invited to tender your PureTech ADSs at a price of £25.00 per PureTech ADS (each representing ten (10) Ordinary Shares). Amounts in pounds sterling will be converted by the ADS Tender Agent to U.S. dollars (in the manner contemplated by the Deposit Agreement) and you will receive such amount, net of applicable withholding taxes and fees, for each PureTech ADS successfully tendered and accepted for purchase in the Offer.

5.

We are the owner of record of the PureTech ADSs held for your account. As such, we are the only ones who can tender your PureTech ADSs, and then only pursuant to your instructions. If you wish to tender your PureTech ADSs in the Offer, you must contact us directly so that we can arrange for transfer of your PureTech ADSs to the applicable account at DTC using DTC’s automated systems.

6.

Any payments to you in connection with the Offer may be subject to U.S. federal tax withholding. See “Certain Taxation Considerations In Relation To The Tender Offer And Special Dividend” in the Circular for a more complete discussion of certain U.S. federal income tax consequences of the Offer, including U.S. federal income tax withholding that may apply to any payments to you, and the attached Sample Form of Section 302 Certification of Treatment of Tender Payment. You are urged to consult your independent professional advisor regarding the tax consequences of accepting of the Offer and in completing any Section 302 Certification.

7.

PureTech ADSs tendered on or prior to the ADS Expiration Time on the ADS Closing Date may be withdrawn as described in the section entitled “The Offer – Rights of Withdrawal for ADS Holders” in the Circular.

If you wish to have us tender any or all of the PureTech ADSs held by us for your account, please so instruct us by completing, executing, detaching and returning to us the enclosed instruction form. If you authorize the tender of your PureTech ADSs, we will tender all PureTech ADSs held in your account will be tendered unless otherwise specified below. An envelope to return your instructions is enclosed.

Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to tender your PureTech ADSs before the ADS Expiration Time on the ADS Closing Date. Please note that the Tender Offer and withdrawal rights with respect to ADSs will expire at 5:00 pm, New York City time, on June 18, 2024.

INSTRUCTIONS

WITH RESPECT TO THE TENDER OFFER

(the “Offer”)

for

American Depositary Shares representing ordinary shares (“PureTech ADSs”) of

PureTech Health plc

Proposed Capital Return of U.S. $100 million to Shareholders by Way of a Tender Offer for Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) at 250 Pence per Ordinary Share

The undersigned acknowledge(s) receipt of (i) your letter, and (ii) the Circular, dated May 20, 2024 (the “Circular”) in connection with the tender offer for up to a maximum of U.S. $100 million in value of the outstanding ordinary shares, par value £0.01 per share (the “Ordinary Shares”), including Ordinary Shares represented by American Depositary Shares, each representing 10 Ordinary Shares (“ADSs”), of PureTech Health plc, a public limited company incorporated under the laws of England and Wales (“PureTech”), by Jefferies International plc (“Jefferies”) acting as principal , at a price, net to the seller in cash, less any applicable withholding taxes and without interest, of 250 pence per Ordinary Share (equivalent to £25.00 per ADS), upon the terms and subject to the conditions set forth in the Circular.

The undersigned hereby instructs you to tender (through Citibank, N.A., as the ADS Tender Agent) the number of ADSs indicated below (or if no number is indicated below, all ADSs held on behalf of the undersigned) which you hold for the account of the undersigned, upon the terms and subject to the conditions set forth in the Circular. The undersigned understands that a tender of ADSs will be deemed to be an instruction to the ADS Tender Agent to cause Citibank, N.A. – London Branch, the custodian for the Depositary, to tender the Ordinary Shares underlying the tendered ADSs.

Total Number of ADSs to be Tendered*

Date:

SIGN HERE

Signature(s):

Print Name(s):

Print Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

*	Unless otherwise indicated, it will be assumed that all of your ADSs held by us for your account are to be tendered.

Sample Form of Section 302 Certification of Treatment of Tender Payment

ADS – BENEFICIAL HOLDERS

PLEASE RETURN THIS FORM TO YOUR BROKER. DO NOT RETURN THIS FORM TO PURETECH, THE RECEIVING AGENT, OR THE TENDER AGENT.

In connection with the redemption by PureTech Health plc (the “Company”) of ordinary shares in the capital of the Company (including ordinary shares represented by American Depositary Shares (“ADSs”)) (the “Ordinary Shares”) that you, the undersigned, as a beneficial holder of ADSs, have instructed your broker, bank or other nominee to tender on your behalf (the “Tender”), the Company must determine whether the cash payable to you pursuant to the Tender (the “Payment”) qualifies as a distribution under Section 301(c) of the Internal Revenue Code of 1986, as amended (the “Code”), or as proceeds from a sale or exchange under Section 302(a) of the Code in order to ascertain the tax treatment of the Payment to you, including whether amounts must be withheld from the Payment under U.S. federal income tax law.

The Payment will qualify as proceeds from a sale or exchange under Section 302(a) of the Code, and will generally not be subject to U.S. federal income tax withholding, if the Tender: (a) results in a “complete termination” of your equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to you, or (c) is “not essentially equivalent to a dividend” with respect to you (together, the “Section 302 tests”). In applying the Section 302 tests, you must take into account stock that you constructively own under certain attribution rules under Section 318 of the Code, pursuant to which you will be treated as owning shares in the Company owned by certain family members (except that in the case of a “complete termination” you may waive, under certain circumstances, attribution from family members) and entities related to you and shares in the Company that you have the right to acquire by exercise of an option. See Section C for a summary of some of these attribution rules. The Tender will generally be a “complete redemption” with respect to you if, after the Tender, you own no capital stock of the Company. The Tender will generally be a “substantially disproportionate” redemption with respect to you if, among other things, (x) the ratio which the voting stock of the Company owned by you immediately after the redemption bears to all of the voting stock of the Company at such time is less than 80% of the ratio which the voting stock of the Company owned by you immediately before the redemption bears to all of the voting stock of the Company at such time, (y) your ownership of the common stock of the Company (whether voting or nonvoting) after and before redemption also meets the 80% requirement in the preceding clause (x), and (z) immediately after the tender, you own less than 50% of all of the voting stock of the Company. You are urged to consult your tax advisors regarding the application of the “substantially disproportionate” test to your particular circumstances. If you fail to satisfy the “substantially disproportionate” test under the Tender, you nonetheless may satisfy the “not essentially equivalent to a dividend” test. The Tender will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of your equity interest in the Company. If you have a minimal equity interest in the Company and do not exercise any control over or participate in the Company’s management and the Tender results in any reduction of your equity interest in the Company, the Tender should generally be treated as “not essentially equivalent to a dividend” with respect to you.

See “Certain Taxation Considerations In Relation To The Tender Offer And Special Dividend” in the Circular, dated May 20, 2024, as distributed to holders of Ordinary Shares and ADSs, for a more complete discussion of certain U.S. federal income tax consequences of the Tender, including U.S. federal income tax withholding that may apply to the Payment. You are urged to consult your tax advisors regarding the tax consequences of the Tender and the Payment to you, including the application of the Section 302 tests to your particular circumstances.

This is a sample form of Section 302 Certification that is based on the certification provided to registered holders of ADS who do not hold their ADS through a broker or other financial institution. Please contact your broker to discuss whether the broker will provide a similar certification form relating to the tax treatment of the Tender Offer. If your broker has not provided you with a certification form,

1

please contact your broker to discuss whether they will accept a form substantially similar to this sample form. The information reporting consequences and the amount, if any, of tax required to be withheld for U.S. tax purposes to such holder will be based on the information provided in the Section 302 Certification. If a Section 302 Certification is not received for a holder of ADS by the specified deadline, such holder’s exchange will generally be treated in accordance with default rules as more fully described below and in the Circular. Non-U.S. holders of ADS who fail to submit a timely Section 302 Certification will be subject to withholding tax in the Tender Offer.

PLEASE RETURN THIS FORM TO YOUR BROKER. DO NOT RETURN THIS FORM TO PURETECH, THE RECEIVING AGENT, OR THE TENDER AGENT.

A. ADS HOLDER INFORMATION

Account Number:

Name and Address:

ADS Representing Ordinary Shares Actually and Beneficially Owned Immediately Prior to the Tender:

ADS Representing Ordinary Shares Actually and Beneficially Owned Immediately Following the Tender:

B. NATURE OF THE PAYMENT

Check the applicable box.

1. ☐ Complete Termination of Interest

2. ☐ Substantially Disproportionate Redemption

3. ☐ Not Essentially Equivalent to a Dividend

4. ☐ Distribution Taxable Under Section 301(c) of the Code

C. CERTIFICATION

If the undersigned is (i) a foreign partnership or (ii) a nominee or legal person other than the beneficial owner of the Ordinary Shares (including Ordinary Shares represented by ADSs) for U.S. federal income tax purposes, to the actual knowledge of the undersigned (without any inquiry or duty of inquiry), none of the undersigned’s direct or indirect partners or any such beneficial owner, as applicable, actually and constructively owns any Ordinary Shares (including Ordinary Shares represented by ADSs) other than by reason of Ordinary Shares (including Ordinary Shares represented by ADSs) owned by the undersigned.

Under penalties of perjury, I declare that I have examined the information on this form, including the information I provided in Section A above, and to the best of my knowledge and belief it is true, correct, and complete. I further certify under penalties of perjury that I am the beneficial owner (or am authorized to sign on behalf of the beneficial owner) of the Payment.

Signature	Date	Capacity in which acting

2

D. ATTRIBUTION RULES

For purposes of determining whether the Payment qualifies as a distribution taxable under Section 301(c) of the Code or as proceeds from a sale or exchange under Section 302(a) of the Code, you must determine your percentage ownership in the Company under U.S. federal income tax rules both before and after the Payment, pursuant to special “constructive ownership” rules under Section 318 of the Code. You are advised to consult your tax advisors regarding the application of the “constructive ownership” rules to your particular circumstances. In addition to stock that you own directly, you are generally considered for this purpose to own any stock owned (directly or indirectly) by or for:

1.	Your spouse, children (including adopted children), grandchildren, and parents;

2.	A partnership or estate of which you are a partner or beneficiary, in proportion to your interest in the partnership or estate;

3.	A trust (or portion thereof) for which you are considered the owner under the “grantor trust” rules;

4.	A trust, in proportion to your actuarial interest in the trust (but not if it is an employees’ trust described in Section 401(a) of the Code that is exempt from tax under Section 501(a));

5.

A corporation of which you own (directly or indirectly) 50 percent or more in value of the corporation’s stock, in that proportion which the value of the stock you own bears to the value of all stock in the corporation;

6.	If you are a partnership or estate, any stock owned (directly or indirectly) by or for a partner or beneficiary;

7.

If you are a trust (other than an employees’ trust described in Section 401(a) of the Code that is exempt from tax under Section 501(a)), any stock owned (directly or indirectly) by or for a beneficiary, unless the beneficiary’s interest is a remote contingent interest. A contingent interest of a beneficiary in a trust is considered remote if, under the maximum exercise of discretion by the trustee in favor of such beneficiary, the value of such interest, computed actuarially, is 5 percent or less of the value of the trust property;

8.	If you are a grantor trust, stock owned (directly or indirectly) by or for the grantor; and

9.	If you are a corporation, any stock owned (directly or indirectly) by or for a person who owns (directly or indirectly) 50 percent or more of the value of your stock.

In addition:

10.	Any person who has an option to acquire stock is considered to own the stock. An option to acquire an option is considered an option on the underlying stock;

11.	An S corporation under U.S. federal income tax law is considered to be a partnership for the purposes of these rules. Shareholders of an S corporation are considered to be partners;

12.

In the case of the “complete termination” test, the “family” rules of paragraph 1 may not apply to you. Please consult your tax adviser to see if you qualify for this exception (under Section 302(c)(2)(A) of the Code); and

13.	You generally are considered to actually own any stock that you are deemed to own under any of the foregoing rules.

3